Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated February 2, 2022 with respect to the audited financial statements of Global Robotic Drone Acquisition Corp. (“the Company”) as of January 7, 2022 and the related statements of operation, changes in stockholders’ equity and cash flow for the period from January 4, 2022 (inception) through January 7, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 22, 2022